Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with (i) “Certain US Unwired Consolidating Financial Information” included as Annex A to this offering memorandum; (ii) our consolidated financial information and the Risk Factors section included in this offering memorandum; (iii) the consolidated financial statements, Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations that are included in the Form 10-K for US Unwired Inc. for the year ended December 31, 2003; and (iv) with the consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-Q for US Unwired Inc. for the three-month period ended March 31, 2004.

Overview

Our company is comprised of three wholly owned subsidiaries: LA Unwired, IWO and Unwired Telecom Corp. (“Unwired Telecom”).

LA Unwired and its subsidiaries provide wireless personal communication services, commonly referred to as PCS, in portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas. IWO provides personal communications services in all or portions of Massachusetts, New Hampshire, New York, Pennsylvania and Vermont. Both are network partners or “affiliates” of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital PCS services under the Sprint® and Sprint PCS® brand names in our service areas which are contiguous with Sprint PCS’ markets.

Unwired Telecom provided cellular service in portions of Southwest Louisiana. In February 2004, we consummated the sale of our cellular operations, which included certain cellular towers, for $21.5 million and recognized a gain of $16.2 million that has been recorded as a gain on the disposal of discontinued operations. Our unaudited financial statements included in this offering memorandum reflect our cellular operations as a discontinued operation. In March 2004, we sold 81 cellular and PCS towers for $9.8 million. Concurrent with the sale, we entered into operating leases for a portion of the antenna space on the sold towers from the buyer for an initial term of 10 years, renewable at our option for two additional ten-year terms. We recorded a deferred gain of approximately $1.8 million that will be recognized ratably over the initial 10-year term of the operating lease. Also during the three-month period ended March 31, 2004, we divested other non-core assets, including certain PCS licenses and a minority interest in an unconsolidated affiliate, for $10.3 million and recorded a loss of $0.5 million. We used $11.0 million of the $41.6 million in proceeds to partially repay our senior secured credit facility.

Our unaudited consolidated financial information reflects IWO as an equity investment and includes certain fees charged to IWO for corporate overhead services which is not in accordance with GAAP, as US Unwired is required to consolidated IWO. The periods presented are as of and for each of the three years ended December 31, 2003 and as of and for the three-month periods ended March 31, 2003 and 2004. Since the notes to be issued in this offering will not be obligations of IWO and the proceeds can only be used by US Unwired, we believe this unaudited consolidated financial information for US Unwired, excluding the operations of IWO, as presented is relevant to prospective investors. The following unaudited consolidated financial information is not meant to be and may not be indicative of US Unwired’s financial results as if it did not own IWO.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based upon unaudited consolidated financial information of US Unwired, excluding the operations of IWO. Other than with respect to the treatment of IWO, this financial information has been prepared in a manner consistent with our consolidated financial statements, which have been prepared in accordance with GAAP. In preparation of our unaudited consolidated financial information we have made estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, activation fee revenues and related expense, determination of fair value of separate units for the application of EITF 00-21, revenue recognition of contract cancellation and late fees, inventory reserves, intangible assets and contingencies. We base our estimates on our historical experience, the historical experience of Sprint PCS and the historical experience of other Sprint PCS affiliates and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may vary from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our significant judgments and estimates used in the preparation of our consolidated financial statements.

Reliance on Sprint PCS Processing

We rely on Sprint PCS for much of our financial reporting information including: revenues; commissions paid to national retailers; fees paid for customer care and billing; roaming revenue and roaming expense on the Sprint PCS and Sprint PCS affiliate network; and the maintenance of accounts receivable, including cash collections and the write off of customer balances that are not collectible and the accuracy of our accounts receivable balance. Where uncertainty exists regarding revenues, we do not record these revenues until substantive information has been provided to ensure that such revenues have been earned. Based upon the timing of the information received from Sprint PCS, we make certain assumptions that such information is accurate and that it is consistent with historical trends. We also rely upon the evaluation of internal controls as performed by Sprint PCS’ external auditors that was performed in accordance with AICPA Statement on Auditing Standards (SAS) No. 70.

Bad Debt Expense

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of subscribers to make payments. If the financial condition of our subscribers deteriorates, resulting in our subscribers’ inability to make payments, additional allowances will be required.

We estimate our allowance by examining the components of our revenue. We establish a general reserve of all accounts receivable that are estimated to be uncollectible. In addition, we do not recognize 100% of our late fees or cancellation fees as revenue because of high uncertainty of the collectibility of these amounts. Reserves for these amounts are recorded to our allowance for doubtful accounts. Our evaluation of the adequacy of these amounts includes our own historical experience and discussions with Sprint PCS and other Sprint PCS affiliates.

Revenue Recognition

We recognize only a portion of contract cancellation fees billed to subscribers who disconnect service prior to fulfilling the contractual length of service, as there is significant uncertainty that all contract cancellation fees that are billed will be collected. We have very limited information at a detail level sufficient to perform our own evaluation and rely on Sprint PCS historical trending to make our estimates. If the collections on contract cancellation fees are less than that recognized, additional allowances may be required.

We recognize only a portion of late fees billed to subscribers that fail to pay their bills within the required payment period, as we cannot be certain that all late fees that are billed will be collected. We have very limited information at a detail level sufficient to perform our own evaluation and rely on Sprint PCS historical trending to make our estimates. If the collections on late fees are less than that recognized, additional allowances may be required.

For sales channels other than our retail outlets, we defer revenues collected for activation fees over the estimated life of the subscriber relationship, which we believe to be up to 32 months, based upon our historical trends of average customer lives and discussions with Sprint PCS. For these same sales channels, we also defer an activation expense in an amount equal to the activation fee revenue and amortize this expense in an amount equal to the activation fee revenue over the life of the subscriber relationship. If the estimated life of the subscriber relationship increases or decreases, the amounts of deferred revenue and deferred expense will be adjusted over the revised estimated life of the subscriber relationship. For our retail sales channels, the sale of handsets and future service under contract are accounted for as separate units under EITF 00-21. As a result, the total consideration under these arrangements, including any related activation fees, is allocated between these separate units based upon their relative fair values. The determination of fair values for these separate units can vary depending upon market conditions.

Inventory Reserves

We review our inventory semi-annually and write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be necessary.

Accrued Commissions

We accrue commissions and other costs related to national retailers based upon their sales to new subscribers. The national retailers receive both a commission and, because the handset is typically sold below cost, a reimbursement for the difference between the sales price and the cost. We base our accruals on information provided by Sprint PCS on subscriber additions and recognize that there are typically timing differences between the point of subscriber activation and the time that we are invoiced for commissions by Sprint PCS. We periodically and annually evaluate the adequacy of our accruals through analysis of historical information and discussions with Sprint PCS. Depending on the level of sales and other factors, our estimates of the amounts accrued for commissions and other costs owed to such retailers may require modification of our previous estimates.

Goodwill and Intangible Assets Impairment Analysis

We perform impairment tests of goodwill and indefinite lived assets as required by Statements of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. The impairment analysis requires numerous subjective assumptions and estimates to determine fair value of the respective reporting units as required by FAS No. 142. Depending on level of sales, our liquidity and other factors, we may be required to recognize impairment charges in the future.

Results of Operations

The following tables set forth certain unaudited consolidated financial information for US Unwired, excluding the operations of IWO. The unaudited consolidated financial information reflects IWO as an equity investment and includes certain fees charged to IWO for corporate overhead services, which is not in accordance with GAAP as US Unwired must consolidate IWO in order to be in compliance with GAAP. The periods presented are for each of the three years ended December 31, 2003, and for the three-month periods ended March 31, 2004 and 2003. Since the notes to be issued in this offering will not be obligations of IWO and the proceeds can only be used by US Unwired, we believe that the unaudited consolidated financial information for US Unwired, excluding the operations of IWO, as presented is relevant to prospective investors. For a more detailed presentation of the information included in this table, refer to “Annex A—Certain US Unwired Consolidating Financial Information” included in this offering memorandum.

Operating results of US Unwired (excluding IWO operations)

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
Revenues:
Subscriber	$128,872	$228,135	$252,830	$61,275	$68,810
Roaming	80,724	144,071	93,541	19,676	22,610
Merchandise sales	15,674	12,211	16,177	4,435	6,039
Other revenue	4,950	7,731	10,320	2,464	2,258

Total revenues	230,220	392,148	372,868	87,850	99,717
Expenses:
Cost of service	132,622	260,537	205,427	50,916	46,586
Merchandise cost of goods sold	29,514	27,587	33,006	6,674	10,143
General and administrative	20,251	21,008	25,628	5,322	6,601
Sales and marketing	74,281	78,647	58,601	17,299	15,216
Non-cash stock compensation	4,567	4,349	2,404	986	45
Depreciation and amortization	52,563	64,226	64,553	16,284	15,436

Total operating expense	313,798	456,354	389,619	97,481	94,027

Operating income (loss)	(83,578)	(64,206)	(16,751)	(9,631)	5,690

Other expense, net	(23,475)	(45,177)	(50,622)	(11,817)	(13,676)
Equity in losses of unconsolidated subsidiaries	(2,760)	(482,148)	(92,649)	(36,947)	(18,310)

Loss before income tax benefit	(109,813)	(591,531)	(160,022)	(58,395)	(26,296)
Income tax benefit	(1,868)	(781)	(531)	—	—

Net loss from continuing operations	(107,945)	(590,750)	(159,491)	(58,395)	(26,296)
Income from discontinued operations, net	10,334	8,272	2,506	923	16,634

Net loss	$(97,611)	$(582,478)	$(156,985)	$(57,472)	$(9,662)

PCS Performance Measurements and Metrics

The wireless telecommunications industry uses terms such as subscriber additions, average revenue per user, churn and cost per gross addition as performance measurements or metrics. None of these terms are measures of financial performance under GAAP. Our use of these terms may differ from similar terms used by other wireless telecommunications companies.

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
Subscribers:
Gross Additions	233,966	241,715	219,317	66,559	74,428
Net Additions	151,030	43,016	44,070	20,906	32,724
Total Customers	277,036	361,177	401,541	378,377	431,273
Churn	3.3%	4.4%	3.6%	3.9%	3.0%
Reseller subscribers	—	6,169	42,968	10,756	58,685

Average Revenue Per User, Monthly:
Including Roaming	$86.67	$90.79	$76.06	$73.34	$73.45
Without Roaming	$53.29	$55.64	$55.52	$55.51	$55.28
Cost per Gross Add	$374	$384	$338	$287	$258

Average Monthly MOUs Per Subscriber:
Home	349	481	620	563	635
Roaming Off Our Network	86	140	196	170	231

System MOUs (Millions):
Subscriber	846	1,973	2,822	621	790
Roaming	365	817	1,276	258	413

Licensed POPs (Millions)	9.9	11.3	11.3	11.3	11.3
Covered POPs (Millions)	6.8	8.0	8.1	8.0	8.1
Towers	872	1,167	1,197	1,180	1,201

Subscribers

We refer to our customers as “subscribers”. Gross additions refer to the total number of new subscribers added during the period. “Net subscribers” refers to the total number of new subscriber additions during the period reduced by any subscribers who have cancelled or terminated their service with us during this same period. We report our subscriber base using information from our own systems and from Sprint PCS. Periodically we record adjustments to our subscriber count based on audits conducted by Sprint PCS or us.

The number of gross additions increased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 primarily in our pre-pay area as a result of our continuing marketing efforts to redirect customers with challenged credit standing to our pay in advance service. We typically add more pre-pay subscribers during the first three months of each year as compared to any other quarter during the year. The number of net additions increased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 primarily as a result of an increase in gross additions and an improvement in subscriber churn, as discussed below.

The number of gross additions decreased for 2003 as compared to 2002 primarily as a result of our marketing efforts to target higher credit quality customers and the re-institution and increase of deposits for certain credit challenged subscribers. The number of net additions increased for 2003 as compared to 2002 primarily as a result of an improvement in subscriber churn, as discussed below. The number of gross additions increased for 2002 as compared to 2001 primarily as a result of marketing efforts to target subscribers in sub-prime credit categories. The number of net additions decreased for 2002 as compared to 2001 primarily as a result of higher churn rates, as described below, primarily related to sub-prime credit subscribers. Our ending subscriber count in 2002 also includes approximately 41,125 subscribers that joined us on March 8, 2002 as a result of our acquisition of Georgia PCS.

Churn

Churn is the monthly rate of customer turnover expressed as a percentage of our overall average customers for the reporting period. Customer turnover includes both customers who elected voluntarily to not continue using our service and customers who were involuntarily terminated from using our service because of non-payment. Churn is calculated by dividing the sum of (i) the number of customers who discontinue service; (ii) less those customers discontinuing their service within 30 days of their original activation date; (iii) adding back those customers who reactivate their service, by our overall average customers for the reporting period; and, (iv) dividing by the number of months in the period.

Churn decreased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 and for 2003 as compared to 2002 and was primarily as a result of our marketing efforts to retain subscribers in good credit standing. Our churn rate increased in 2002 as compared to 2001 primarily as a result of increased competition and adding a higher number of credit challenged subscribers in 2002 that were involuntarily terminated from using our service because of non-payment.

Subscriber and Roaming Revenue

Subscriber revenue consists primarily of a basic service plan (where the customer purchases a pre-allotted number of minutes for voice and/or data transmission); airtime (which consists of billings for minutes that either exceed or are not covered by the basic service plan); long distance; and charges associated with travel outside our service area.

Roaming revenue consists primarily of Sprint PCS travel revenue and foreign roaming revenue. Sprint PCS travel revenue is generated on a per minute basis when a Sprint PCS subscriber outside of our markets uses our service when traveling through our markets. Sprint PCS travel expense is generated on a per minute basis when our subscribers travel outside our market area and use the Sprint PCS network. Historically, our Sprint PCS travel revenue exceeds our Sprint PCS travel expense. Foreign roaming revenue is generated when a non-Sprint PCS customer uses our service when traveling through our markets. We also recognize revenues generated through our reseller agreement, as discussed below, as foreign roaming revenue.

Effective January 1, 2003, Sprint PCS reduced the reciprocal travel rate for Louisiana Unwired from $0.20 per minute in 2002 to $0.058 per minute in 2003 and for Texas Unwired and Georgia PCS from $0.10 per minute in 2002 to $0.058 per minute in 2003. For 2003, this reduction in the travel rate has resulted in a decrease to our revenues of approximately $111.6 million, a reduction to our expenses of approximately $94.7 million and a reduction to our cash flow of approximately $16.9 million.

Effective January 1, 2004, Sprint PCS further reduced the reciprocal travel rate to $0.041 per minute in 2004. For the three-month period ended March 31, 2004, this reduction in the travel rate has resulted in a $6.0 million decrease to our revenues, a $5.5 million decrease to our expenses and a reduction to our cash flow of $0.5 million.

Average Revenue per User

Average revenue per user (“ARPU”) is the average monthly service revenue per subscriber and is calculated by dividing total subscriber revenue for the period by the average number of subscribers during the period. We present ARPU both excluding and including roaming revenue.

ARPU excluding roaming was comparable for the three-month periods ended March 31, 2004 and March 31, 2003. The decrease in revenues related to airtime was offset by an increase in data usage. ARPU including roaming was comparable for the three-month periods ending March 31, 2004 and March 31, 2003 primarily as a result of the decrease in the travel rate that was offset by increased voice and data volume from Sprint PCS and non-Sprint PCS customers using our network.

ARPU excluding roaming was comparable for 2003 as compared to 2002 primarily as of result of increases in monthly recurring charges and data revenues that have been offset by decreases in revenues related to airtime. The decrease in ARPU including roaming for 2003 as compared to 2002 is primarily the result of the decrease in the travel rate as discussed above.

ARPU excluding roaming increased in 2002 as compared to 2001 primarily as a result of data usage. ARPU including roaming increased primarily as a result of our expanded coverage.

Reseller Subscribers

We began participating in a reseller program in our service area in 2002 through Sprint PCS as part of the partnership between Sprint PCS and Virgin Mobile USA, LLC (“Virgin”). The agreement allows Virgin to sell prepaid wireless services and pay us for use of our network on a per minute basis. The number of reseller subscribers increased for all periods primarily as a result of higher market penetration.

Cost per Gross Addition

Cost per gross addition (“CPGA”) summarizes the average cost to acquire new customers during the reporting period. CPGA is computed by adding selling and marketing expenses and cost of equipment and reducing the amount by the revenue from handset and accessory sales. The net amount is divided by the number of total new subscribers added for the period.

The decrease in CPGA for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 and for 2003 as compared to 2002 was primarily as a result of an overall decrease in selling and marketing expenses as explained below. The increase in CPGA for 2002 as compared to 2001 was directly related to an increase in advertising.

Average Monthly Minutes of Use per Subscriber

We calculate average monthly minutes of use (“MOUs”) per subscriber to provide us with an indication of the effectiveness of our basic service plans. We calculate average monthly MOUs per subscriber by dividing total subscriber minutes with and without roaming by the average number of our subscribers. Our average subscriber MOUs with and without roaming are increasing primarily as a result of more generous allotments of minutes in our basic service plans.

System Minutes of Use

System MOUs provide an indication of total network (“system”) usage. We track and evaluate system usage for our subscribers as well as subscribers of Sprint PCS, Sprint PCS affiliates and non-Sprint PCS providers using our system in order to assess network capacity. Our overall system minutes are increasing primarily as a result of increases in subscribers and increases in minutes allotted to subscriber plans.

Resident Population/ Service Area

Our service area comprises a population (“Licensed POPs”) of approximately 11.3 million residents. Our service area increased in 2002 as a result of our Georgia PCS acquisition. When we use the term “Covered

POPs”, we refer to that portion of residents in our service area that have service available as a result of our network build-out. As of March 31, 2004, we had 8.1 million of Covered POPs. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area. The increase in Covered POPs is the result of additional towers that either we have constructed and own or where we have leased space on towers owned by others.

Three-Month Period Ended March 31, 2004 Compared to the Three-Month Period Ended March 31, 2003

Revenues

	Three-month period ended March 31,
	2003	2004
	(In thousands)
Subscriber revenues	$61,275	$68,810
Roaming revenues	19,676	22,610
Merchandise sales	4,435	6,039
Other revenue	2,464	2,258

Total revenues	$87,850	$99,717

Subscriber revenues

Total subscriber revenues were $68.8 million for the three-month period ended March 31, 2004 as compared to $61.3 million for the three-month period ended March 31, 2003, representing an increase of $7.5 million that primarily resulted from an increase in subscribers, as discussed in Subscribers above.

Roaming revenues

Roaming revenues were $22.6 million for the three-month period ended March 31, 2004 as compared to $19.7 million for the three-month period ended March 31, 2003, representing an increase of $2.9 million that primarily resulted from an increase of $7.0 million related to a higher volume of PCS subscribers traveling though our service area, an increase of $1.4 million related to data travel and an increase of $0.5 million related to other network usage including resellers offset by a decrease of $6.0 million related to our decrease in the reciprocal roaming rate as discussed in Subscriber and Roaming Revenue above. We provided service in 48 PCS markets at March 31, 2004 and March 31, 2003. We continue to add towers in locations that we believe will enhance service and increase roaming revenue.

Merchandise sales

Merchandise sales were $6.0 million for the three-month period ended March 31, 2004 as compared to $4.4 million for the three-month period ended March 31, 2003, representing an increase of $1.6 million. The increase is primarily the result of an increase in sales to new subscribers, no longer discounting handset sales to local agents and our July 1, 2003 adoption of EITF 00-21 as discussed in above. The cost of handsets typically exceeds the amount received from our subscribers for these handsets because we subsidize the price of handsets to remain competitive in the marketplace.

Other revenue

Other revenue, which consists primarily of certain overhead fees provided by US Unwired and charged to IWO, was comparable for the three-month periods ended March 31, 2004 and March 31, 2003.

Operating Expenses

	Three-month period ended March 31,
	2003	2004
	(In thousands)
Cost of service	$50,916	$46,586
Merchandise cost of sales	6,674	10,143
General and administrative	5,322	6,601
Sales and marketing	17,299	15,216
Non-cash stock compensation	986	45
Depreciation and amortization	16,284	15,436

Total operating expenses	$97,481	$94,027

Cost of service

Cost of service was $46.6 million for the three-month period ended March 31, 2004 as compared to $50.9 million for the three-month period ended March 31, 2003, representing a decrease of $4.3 million. The decrease was primarily the result of a $3.4 million reduction in bad debt expense that included a $1.3 million Sprint PCS adjustment related to accounts previously written off; a $3.3 million remittance by Sprint PCS for 2003 service bureau fees consisting of $0.6 million in cash and $2.7 million in credits to previously disputed items; a reduction in certain estimated 2004 Sprint PCS service bureau fees of $0.5 million; and a $0.5 million reduction of clearinghouse charges. This was partially offset by increases primarily related to $1.1 million in data travel volume; $1.0 million increase in our Sprint PCS franchise fee as a result of our increased revenues; and, a $0.5 million Sprint PCS adjustment for certain feature expenses.

Merchandise cost of sales

Merchandise cost of sales was $10.1 million for the three-month period ended March 31, 2004 as compared to $6.7 million for the three-month period ended March 31, 2003, representing an increase of $3.4 million that resulted primarily from the increase in sales to new subscribers and our adoption of EITF 00-21 as discussed above. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $6.6 million for the three-month period ended March 31, 2004 as compared to $5.3 million for the three-month period ended March 31, 2003, representing an increase of $1.3 million that resulted primarily from a $0.9 million increase in outside legal fees and professional fees related to our Sprint PCS lawsuit and debt restructuring expense and a $0.4 million increase in insurance related expense.

Sales and marketing expenses

Sales and marketing expenses were $15.2 million for the three-month period ended March 31, 2004 as compared to $17.3 million for the three-month period ended March 31, 2003, representing a decrease of $2.1 million which resulted primarily from a decrease in advertising of $1.0 million and a decrease in wages, taxes and benefits of $1.6 million related to store closings and other initiatives. The net decrease was partially offset by an increase in independent agent commissions of $0.5 million related to new customer additions.

Non-cash stock compensation

Non-cash compensation was $45,000 for the three-month period ended March 31, 2004 as compared to $1.0 million for the three-month period ended March 31, 2003, representing a decrease of approximately $950,000 that was primarily the result of a portion of our outstanding options being fully amortized. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options in July 1999 and January 2000 with exercise prices less than the market value of the stock at the date of the grant. The non-cash stock compensation expense is generally being amortized over a four-year period that represents the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was $15.4 million for the three-month period ended March 31, 2004 as compared to $16.3 million for the three-month period ended March 31, 2003, representing a decrease of $0.9 million resulted primarily from a $1.0 million decrease in amortization expense related to fully amortized assets and was partially offset by a $0.1 million increase in depreciation expense.

Other Income/(Expense)

	Three-month period ended March 31,
	2003	2004
	( In thousands)
Interest expense	$(11,819)	$(13,206)
(Loss) gain on sale of assets	2	(470)

Total other expense	$(11,817)	$(13,676)

Interest expense was $13.2 million for the three-month period ended March 31, 2004 as compared to $11.8 million for the three-month period ended March 31, 2003, representing an increase of $1.4 million and resulted primarily from interest expense related to our senior subordinated discount notes.

Loss (gain) on sale of assets

During the three-month period ended March 31, 2004, we sold various non-core assets including PCS licenses, towers, a minority interest in an unconsolidated affiliate and vehicles for approximately $19.9 million. We recognized a $0.5 million loss on these transactions in the current period and, as discussed above, a deferred gain of $1.8 million.

Equity in losses of unconsolidated affiliates

Equity in losses of unconsolidated affiliates was $18.3 million for the three-month period ended March 31, 2004 as compared to $36.9 million for the three-month period ended March 31, 2003, representing a decrease of $18.6 million primarily related to our investment in IWO.

Discontinued operations

Our discontinued operations reflect the operating results of our cellular properties. As discussed above, during the three-month period ended March 31, 2004, we sold our cellular operations, including cellular towers and cellular licenses, for approximately $21.5 million and recognized a $16.2 million gain.

2003 compared to 2002

Revenues

	Year ended December 31,
	2002	2003
	(In thousands)
Subscriber revenues	$228,135	$252,830
Roaming revenues	144,071	93,541
Merchandise sales	12,211	16,177
Other revenues	7,731	10,320

Total revenues	$392,148	$372,868

Subscriber revenues

Total subscriber revenues were $252.8 million for 2003 as compared to $228.1 million for 2002, representing an increase of $24.7 million that resulted primarily from an increase in subscribers as discussed in Subscriber above.

Roaming revenues

Roaming revenues were $93.5 million for 2003 as compared to $144.1 million for 2002, representing a decrease of $50.6 million that resulted primarily from an increase of $49.1 million related to a higher volume of PCS subscribers traveling though our service area, an increase of $9.8 million related to non-Sprint PCS subscribers traveling through our service area, including $1.5 million generated by Virgin usage, and a $2.1 million increase in data travel, that was partially offset by a decrease of $111.6 million related to the decrease in our reciprocal roaming rate as discussed in Subscriber Roaming Revenue above. We provided service in 48 PCS markets at December 31, 2003 and December 31, 2002. We continue to add cell sites in locations that we believe will enhance service and increase roaming revenue.

Merchandise sales

Merchandise sales were $16.2 million for 2003 as compared to $12.2 million for 2002, representing an increase of $4.0 million that resulted primarily from subscriber additions, no longer discounting handset sales to local agents and our July 1, 2003 adoption of EITF 00-21 as discussed in Revenue Recognition above. We face significant competition in our marketplace and typically sell handsets below cost to new subscribers in order to remain competitive through steep discounts and instant rebates.

Other revenue

Other revenue was $10.3 million for 2003 as compared to $7.7 million for 2002, representing an increase of $2.6 million. The amount for 2003 primarily reflects a full year of certain corporate overhead fees charged to IWO as compared to 2002 which only includes the nine months where assessment of certain overhead fees began following our April 1, 2002 acquisition of IWO.

Operating Expenses

	Year Ended December 31,
	2002	2003
	(In thousands)
Cost of services	$260,537	$205,427
Merchandise cost of sales	27,587	33,006
General and administrative	21,008	25,628
Sales and marketing	78,647	58,601
Non-cash stock compensation	4,349	2,404
Depreciation and amortization	64,226	64,553

Total operating expenses	$456,354	$389,619

Cost of service

Cost of service was $205.4 million for 2003 as compared to $260.5 million for 2002, representing a decrease of $55.1 million that was primarily the result of a $43.2 million decrease in roaming expense; a $14.5 million decrease in bad debt expense primarily as a result of a reduction in credit challenged subscribers; a $3.9 million decrease related to circuits and usage primarily as a result of vendor negotiations; a $1.2 million reduction in Sprint PCS service bureau fees; and a $0.5 million reduction in clearing house charges. This was offset by a $3.9 million increase in Sprint PCS franchise fees primarily as a result of increased revenues; a $1.6 million increase in lease expense primarily as a result of new cell site leases and escalators on existing leases; a $1.1 million increase in repairs and maintenance primarily related to a higher number of cell sites; a $0.8 million increase in technical wages, taxes and benefits; and a net increase of $0.8 million in all other cost of service expenses. The $43.2 million decrease in roaming expense was primarily as a result of an increase of $53.5 million related to a higher volume of our subscribers traveling through other Sprint PCS territory and a $1.2 million increase in data usage offset by a decrease of $94.7 million related to Sprint PCS reducing its roaming rate with us as discussed in Subscriber and Roaming Revenue above and a decrease of $3.2 million related to our subscribers using non-Sprint PCS and Sprint PCS affiliate service.

Merchandise cost of sales

Merchandise cost of sales was $33.0 million for 2003 as compared to $27.6 million for 2002, representing an increase of $5.4 million that was primarily related to a combination of non-discounted sales to independent agents and adoption of EITF 00-21, offset by lower sales and higher discounts in our retail sales channels. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $25.6 million for 2003 as compared to $21.0 million for 2002, representing an increase of $4.6 million that was primarily a result of a one-time charge of $3.5 million in professional fees related to an unsuccessful debt exchange offer; $1.5 million related to the Sprint PCS lawsuit and other legal matters; a $1.3 million increase in insurance costs; and a $0.8 million increase in wages, taxes and benefits. This was partially offset by a $1.5 million decrease in franchise taxes and service charges that included a $1.3 million refund of fees and cost savings efforts that reduced computer maintenance and professional fees by $0.5 million each.

Sales and marketing expenses

Sales and marketing expenses were $58.6 million for 2003 as compared to $78.6 million for 2002, representing a decrease of $20.0 million that was primarily a result of decreases in advertising of $8.0 million, agent commissions and handset subsidies of $10.6 million and decreases in other sales and marketing expenses of $1.4 million.

Non-cash stock compensation

Non-cash compensation was $2.4 million for 2003 as compared to $4.3 million for 2002, representing a decrease of $1.9 million that was primarily the result of a portion of our outstanding stock options being fully amortized in 2003. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options in July 1999 and January 2000 with exercise prices less than the market value of the stock at the date of the grant. The non-cash stock compensation expense is generally being amortized over a four-year period, representing the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was comparable at $64.6 million for 2003 and $64.2 million for 2002.

Other Income/(Expense)

	Year ended December 31,
	2002	2003
	(In thousands)
Interest expense	$(46,136)	$(51,425)
Interest income	956	791
Gain on sale of assets	3	12

Total other expense	$(45,177)	$(50,622)

Interest expense was $51.4 million for 2003 as compared to $46.1 million for 2002, representing an increase of $5.3 million. The increase in interest expense was primarily the result of our increase in outstanding debt. Our outstanding debt, including current maturities, was $445.9 million at December 31, 2003 as compared to $417.0 million at December 31, 2002. The increase in debt was primarily attributable to interest accretion associated with our senior subordinated discounts notes.

Interest income was $0.8 million for 2003 as compared to $1.0 million for 2002, representing a decrease of $0.2 million. The decrease was primarily due to less cash and cash equivalents available for investment.

Equity in losses of unconsolidated affiliates

Equity in losses of unconsolidated affiliates was $92.6 million for 2003 compared to $482.1 million for 2002, representing a decrease of $389.5 million primarily related to our investment in IWO.

Discontinued operations

Our discontinued operations reflect the operating results of our cellular properties which were sold during the first quarter of 2004.

2002 compared to 2001

Revenues

	Year ended December 31,
	2001	2002
	(In thousands)
Subscriber revenues	$128,872	$228,135
Roaming revenues	80,724	144,071
Merchandise sales	15,674	12,211
Other revenues	4,950	7,731

Total revenues	$230,220	$392,148

Subscriber revenues

Total subscriber revenues were $228.1 million for 2002 as compared to $128.9 million for 2001, representing an increase of $99.2 million that resulted primarily from and was primarily the result of an increase in subscribers as discussed in Subscribers above.

Roaming revenues

Roaming revenues were $144.1 million for 2002 as compared to $80.7 million for 2001, representing an increase of $63.4 million that resulted primarily from and was primarily as a result of a higher volume of Sprint PCS subscribers traveling through our markets, the expansion of our network coverage due to market build out and the acquisition of Georgia PCS in March 2002.

Merchandise sales

Merchandise sales were $12.2 million for 2002 as compared to $15.7 million for 2001, representing a decrease of $3.5 million. A portion of our 2001 merchandise cost of sales related to a selective group of existing subscribers who returned handsets and were provided new models at no charge. In 2002, we identified these transactions, which amounted to $9.5 million, and recognized the related cost in General and Administrative expenses because we view these transactions as a customer retention expense due to our highly competitive market. We are unable to quantify these costs for 2001 as they were not identified when the transactions occurred. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace. This subsidy continues to increase to remain competitive.

Other revenue

Other revenue was $7.7 million for 2002 as compared to $5.0 million for 2001, representing an increase of $2.7 million. The amount for 2002 reflects a partial year of certain corporate overhead fees charged to IWO that began following our April 1, 2002 acquisition of IWO.

Operating Expenses

	Year ended December 31,
	2001	2002
	(In thousands)
Cost of services	$132,622	$260,537
Merchandise cost of sales	29,514	27,587
General and administrative	20,251	21,008
Sales and marketing	74,281	78,647
Non-cash stock compensation	4,567	4,349
Depreciation and amortization	52,563	64,226

Total operating expenses	$313,798	$456,354

Cost of service

Cost of service was $260.5 million for 2002 as compared to $132.6 million for 2001, representing an increase of $127.9 million that was primarily a result of $58.5 million increase in travel and roaming expense related to higher network usage; a $20.7 million increase in Sprint PCS service bureau fees related to rate changes and volumes; a $15.8 million increase in bad debt expense primarily a result of sub-prime subscriber write-offs; a $9.5 million increase in both circuit and usage expense and handset upgrades that was included in merchandise cost of sales in 2001; a $6.3 million increase in our Sprint franchise fee that was primarily volume related; $5.5 million in cell site leases that was primarily volume related; a $1.5 million increase in property taxes that was primarily volume related; a $0.7 million increase in contract wages; and a $0.5 million increase in utilities.

Merchandise cost of sales

Merchandise cost of sales was $27.6 million for 2002 as compared to $29.5 million for 2001, representing a decrease of $1.9 million that was primarily related to steeper discounts to attract new subscribers. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $21.0 million for 2002 as compared to $20.3 million for 2001 and are considered comparable.

Sales and marketing expenses

Sales and marketing expenses were $78.6 million for 2002 as compared to $74.3 million for 2001, representing an increase of $4.3 million that resulted primarily from an increase in advertising of $5.9 million offset by a $1.2 million decrease in agent commissions and by other sales and marketing expenses of $0.4 million.

Non-cash stock compensation

Non-cash stock compensation was $4.3 million for 2002 as compared to $4.6 million for 2001 and is considered comparable. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options in July 1999 and January 2000 with exercise prices less than the market value of the stock at the date of the grant. The non-cash stock compensation expense is generally being amortized over a four-year period, representing the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was at $64.2 million for 2002 as compared to $52.6 million for 2001, representing an increase of $11.6 million that resulted primarily from an increase in depreciation expense associated with capital asset additions.

Other Income/(Expense)

	Year ended December 31,
	2001	2002
	( In thousands)
Interest expense	$(39,353)	$(46,136)
Interest income	6,609	956
Gain on sale of assets	9,269	3

Total other expense	$(23,475)	$(45,177)

Interest expense was $46.1 million for 2002 as compared to $39.4 million for 2001, representing an increase of $6.7 million. The increase in interest expense resulted primarily from our increase in outstanding debt. Our outstanding debt, including current maturities, was $417.0 million at December 31, 2002 as compared to $339.4 million at December 31, 2001. The increase in debt resulted primarily from interest accretion associated with our senior subordinated discount notes.

Interest income was $1.0 million for 2002 as compared to $6.6 million for 2001, representing a decrease of $5.6 million. The decrease was primarily due to less cash and cash equivalents available for investment.

Gain on sale of assets was $3,000 for 2002 as compared to $9.3 million for 2001 primarily as a result of the sale of cell site towers in 2001.

Liquidity Prior to This Offering

As of March 31, 2004, we had $108.1 million in cash and cash equivalents; availability under our senior secured credit facility of $38.3 million; and outstanding indebtedness that consisted of $62.4 million related to our senior secured credit facility, $371.1 million related to our senior subordinated discount notes and $10.4 million in capital leases, promissory notes and vendor financing for a total of $443.9 million. We must comply with certain financial covenants of our senior secured credit facility and our senior subordinated discount notes, and as of March 31, 2004, were in compliance with these financial covenants.

Effective May 7, 2004, we and our lenders amended our senior secured credit facility to permit us to issue common stock. As a part of this amendment, we agreed to a $6.2 million partial repayment of our senior secured credit facility and a permanent reduction to our revolving loan commitment from $40.0 million to $2.0 million.

We periodically review all charges from Sprint PCS and from time to time, we may dispute certain of these charges. As of March 31, 2004, we had disputed approximately $19.8 million of charges to US Unwired. Based upon the information provided to the Company by Sprint PCS to date, we believe the accompanying unaudited financial statements adequately reflect our obligation that may be due to Sprint PCS for these charges. However, should these disputes be settled in a manner unsatisfactory to us, our cash flow will be adversely impacted to the extent of the unfavorable disputes.

Based on our operating forecasts, we believe that we will be able to comply with the financial covenants of our senior secured credit facility and senior subordinated discount notes and have sufficient cash to fund our operations, debt service and capital requirements over the next twelve months. However, our liquidity and ability to comply with these financial covenants is dependent upon a number of factors influencing forecasts of earnings and operating cash flows. These factors include subscriber growth, ARPU, customer turnover or “churn” and CPGA. These performance metrics are explained above in the section called “PCS Performance Measurements and Metrics”.

Cash Flows

Net cash provided by operating activities during the three-month period ended March 31, 2004 was $18.7 million. Net cash provided by investing activities during the three-month period ended March 31, 2004, was $38.3 million and included $41.6 million in proceeds from the sale of assets as discussed in our overview section above and a $0.5 million disbursement from an unconsolidated affiliate offset by $3.8 million for capital expenditures. Cash used in financing activities during the three-month period ended March 31, 2004 was $13.7 million and represented principal repayment of long-term debt, primarily under our senior secured credit facility.

Net cash provided by operating activities for 2003 was $72.0 million. Net cash used in investing activities for 2003 was $16.7 million and included $17.3 million in capital expenditures offset by a $250,000 disbursement from an unconsolidated affiliate and $350,000 in proceeds from asset sales. Cash used in financing activities was $17.4 million and included $14.7 million in principal repayments of long-term debt, primarily our senior secured credit facility, and $2.7 million in debt issuance costs related to amending our senior secured credit facility. Net cash provided by operating activities for 2002 was $9.4 million. Net cash used in investing activities was $120.7 million in 2002. Net cash provided by financing activities was $38.8 million in 2002.

Inflation

We believe that inflation has not impaired, and will not impair in the foreseeable future, our results of operations.

Liquidity After Giving Effect to This Offering

After giving effect to this offering, we will be completely dependent on available cash on hand and operating cash flow to operate our business and fund our capital needs. As discussed above, we have already made a $6.8 million partial repayment (including fees) of our senior secured credit facility. We intend to use the net proceeds of the offering, together with approximately $34.0 million of cash on hand, to repurchase a portion of our 13 3/8% senior subordinated discount notes and permanently repay the remaining outstanding balance under our senior secured credit facility. We expect that the completion of this offering and the tender offer, together with the debt for equity exchanges described under “Summary—Recent Developments—3(a)(9) Exchanges”, will improve our capital structure and reduce the financial risk in our business by substantially reducing the required payments under our outstanding indebtedness. After giving effect to this offering and the use of proceeds therefrom as if it had occurred on March 31, 2004, we would have had approximately $67.2 million of cash on hand. We believe our available cash and operating cash flow will be sufficient to operate our business and fund our capital needs for the next twelve months. However, our liquidity is dependent upon a number of factors influencing forecasts of earnings and operating cash flows. These factors include subscriber growth, ARPU, customer turnover or “churn” and CPGA. These performance metrics are explained above in the section called “PCS Performance Measurements and Metrics”.

CERTAIN US UNWIRED CONSOLIDATING FINANCIAL INFORMATION

The following tables set forth certain unaudited consolidated financial information for US Unwired, excluding the operations of IWO. The unaudited consolidated financial information reflects IWO as an equity investment and includes certain fees charged to IWO for corporate overhead services, which is not in accordance with “GAAP”, as US Unwired is required to consolidate IWO. The periods presented are as of and for each of the three years ended December 31, 2003, and as of and for the three month periods ended March 31, 2003 and 2004. Since the notes to be issued in this offering will not be obligations of IWO and the proceeds can only be used by US Unwired, we believe this unaudited consolidated financial information for US Unwired, excluding the operations of IWO, as presented is relevant to prospective investors. The following unaudited consolidated financial information is not meant to be and may not be indicative of US Unwired financial results if it were not part of the consolidated group.

Certain reclassifications have been made to the unaudited consolidated financial information for the years ended December 31, 2001 through December 31, 2003, inclusive, and the three-month period ended March 31, 2003 to conform to the presentation of the consolidated financial information for the three-month period ended March 31, 2004. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004.

The data set forth below should be read in conjunction with US Unwired’s consolidated financial statements and accompanying notes included elsewhere in this document and “US Unwired’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Form 10-K for US Unwired for the year ended December 31, 2003, filed on March 2, 2004 with the SEC, and Form 10-Q for US Unwired for the three month period ended March 31, 2004, filed on May 3, 2004 with the SEC.

Balance Sheet for US Unwired (excluding IWO operations)

	As of March 31, 2004
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
ASSETS:
Current Assets:
Cash and cash equivalents	$106,863	$845	$377	$—	$108,085
Restricted cash	—	—	—	—	—
Subscriber receivables, net	—	91	23,278	—	23,369
Other receivables	82	—	2,817	—	2,899
Inventory	—	—	3,106	—	3,106
Prepaid expenses and other assets	1,868	—	9,484	—	11,352
Receivables from (payables to) related parties	(3,793)	137	4,576	—	920
Receivables from officers	85	—	—	—	85
Current assets related to discontinued operations	—	156	—	—	156

Total current assets	105,105	1,229	43,638	—	149,972
Property and equipment, net	9,830	1,107	216,812	—	227,749
Goodwill and other intangible assets, net	—	—	60,435	—	60,435
Notes receivable from unconsolidated affiliates	110,609	58,742	—	(167,445)	1,906
Other assets	11,706	—	5,973	—	17,679
Non-current assets related to discontinued operations	—	150	—	—	150

Total assets	$237,250	$61,228	$326,858	$(167,445)	$457,891

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$1,182	$133	$27,980	$—	$29,295
Accrued expenses	5,217	132	36,165	—	41,514
Current maturities of long-term debt	71,884	65	111,081	(167,445)	15,585
Current liabilities related to discontinued operations	—	373	—	—	373

Total current liabilities	78,283	703	175,226	(167,445)	86,767
Long-term debt, net of current maturities	421,844	231	6,239	—	428,314
Deferred gain	—	—	30,461	—	30,461
Investments in and advance to unconsolidated affiliates	11,590	3,188	149,227	(12,231)	151,774

Stockholders’ equity (deficit):
Common stock	1,288	—	—	—	1,288
Additional paid-in capital	656,068	1,947	803,808	(807,070)	654,753
Retained deficit	(931,813)	55,159	(838,103)	819,301	(895,456)
Treasury stock	(10)	—	—	—	(10)

Total stockholders’ equity (deficit)	(274,467)	57,106	(34,295)	12,231	(239,425)

Total liabilities and stockholders’ equity (deficit)	$237,250	$61,228	$326,858	$(167,445)	$457,891

Balance Sheet for US Unwired (excluding IWO operations)

	As of December 31, 2003
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
ASSETS:
Current Assets:
Cash and cash equivalents	$60,424	$911	$3,521	$—	$64,856
Restricted cash	—	—	—	—	—
Subscriber receivables, net	—	155	18,594	—	18,749
Other receivables	52	—	2,425	—	2,477
Inventory	—	—	3,996	—	3,996
Prepaid expenses and other assets	1,297	—	7,817	—	9,114
Receivables from (payables to) related parties	(147)	(97)	930	—	686
Receivables from officers	85	—	—	—	85
Current assets related to discontinued operations	—	1,049	—	—	1,049

Total current assets	61,711	2,018	37,283	—	101,012
Property and equipment, net	10,210	1,107	234,298	—	245,615
Goodwill and other intangible assets, net	—	—	61,848	—	61,848
Notes receivable from unconsolidated affiliates	143,234	33,623	—	(174,970)	1,887
Other assets	12,211	—	13,820	—	26,031
Non-current assets related to discontinued operations	—	4,770	—	—	4,770

Total assets	$227,366	$41,518	$347,249	$(174,970)	$441,163

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$745	$340	$23,213	$—	$24,298
Accrued expenses	6,546	685	31,655	—	38,886
Current maturities of long-term debt	42,351	64	143,700	(174,970)	11,145
Current liabilities related to discontinued operations	—	49	—	—	49

Total current liabilities	49,642	1,138	198,568	(174,970)	74,378

Long-term debt, net of current maturities	428,139	247	6,359	—	434,745
Deferred gain	—	—	29,836	—	29,836
Investments in and advance to unconsolidated affiliates	14,664	1,857	130,800	(15,305)	132,016

Stockholders’ equity (deficit):
Common stock	1,288	—	—	—	1,288
Additional paid in capital	656,020	1,947	803,808	(807,070)	654,705
Retained deficit	(922,377)	36,329	(822,122)	822,375	(885,795)
Treasury stock	(10)	—	—	—	(10)

Total stockholders’ equity (deficit)	(265,079)	38,276	(18,314)	15,305	(229,812)

Total liabilities and stockholders’ equity (deficit)	$227,366	$41,518	$347,249	$(174,970)	$441,163

Balance Sheet for US Unwired (excluding IWO operations)

	As of December 31, 2002
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
ASSETS:
Current Assets:
Cash and cash equivalents	$23,025	$2,605	$1,347	$—	$26,977
Restricted cash	—	—	—	—	—
Subscriber receivables, net	—	382	34,481	—	34,863
Other receivables	33	—	1,030	—	1,063
Inventory	—	—	2,637	—	2,637
Prepaid expenses and other assets	1,012	—	9,323	—	10,335
Receivables from (payables to) related parties	(1,362)	402	1,307	14	361
Receivables from officers	101	—	—	—	101
Current assets related to discontinued operations	—	1,184	—	—	1,184

Total current assets	22,809	4,573	50,125	14	77,521
Property and equipment, net	11,844	1,958	273,261	—	287,063
Goodwill and other intangible assets, net	—	—	74,736	—	74,736
Notes receivable from unconsolidated affiliates	187,600	25,609	—	(211,398)	1,811
Other assets	11,572	—	11,295	—	22,867
Non-current assets related to discontinued operations	—	7,181	—	—	7,181

Total assets	$233,825	$39,321	$409,417	$(211,384)	$471,179

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$1,164	$1,054	$11,089	$—	$13,307
Accrued expenses	3,803	775	33,726	—	38,304
Current maturities of long-term debt	28,313	59	188,044	(211,398)	5,018
Current liabilities related to discontinued operations	—	41	—	—	41

Total current liabilities	33,280	1,929	232,859	(211,398)	56,670
Long-term debt, net of current maturities	404,860	310	6,825	—	411,995
Deferred gain	—	—	33,523	—	33,523
Investments in and advance to unconsolidated affiliates	(100,736)	2,009	35,240	102,628	39,141
Non-current liabilities related to discontinued operations	—	107	—	—	107
Stockholders’ equity (deficit):
Common stock	1,288	—	—	—	1,288
Additional paid-in capital	659,180	1,947	809,067	(812,929)	657,265
Retained deficit	(764,047)	33,019	(708,097)	710,315	(728,810)

Total stockholders’ equity (deficit)	(103,579)	34,966	100,970	(102,614)	(70,257)

Total liabilities and stockholders’ equity (deficit)	$233,825	$39,321	$409,417	$(211,384)	$471,179

Statement of Operations for US Unwired (excluding IWO Operations)

	Three-month period ended March 31, 2004
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Revenues:
Subscriber	$—	$—	$68,810	$—	$68,810
Roaming	—	—	22,610	—	22,610
Merchandise sales	—	—	6,039	—	6,039
Other revenue	7,337	—	154	(5,233)	2,258

Total revenues	7,337	—	97,613	(5,233)	99,717
Expenses:
Cost of service	1,081	—	46,377	(872)	46,586
Merchandise cost of goods sold	—	—	10,143	—	10,143
General and administrative	5,860	—	4,785	(4,044)	6,601
Sales and marketing	396	—	15,072	(252)	15,216
Non-cash stock compensation	45	—	—	—	45
Depreciation and amortization	457	—	14,979	—	15,436

Total operating expense	7,839	—	91,356	(5,168)	94,027

Operating income (loss)	(502)	—	6,257	(65)	5,690
Other income (expense), net	(12,009)	2,145	(3,812)	—	(13,676)
Equity in income (losses) of unconsolidated subsidiaries	3,074	116	(18,426)	(3,074)	(18,310)

Net income (loss) from continuing operations	(9,437)	2,261	(15,981)	(3,139)	(26,296)
Income from discontinued operations, net	—	16,569	—	65	16,634

Net income (loss)	$(9,437)	$18,830	$(15,981)	$(3,074)	$(9,662)

Statement of Operations for US Unwired (excluding IWO Operations)

	Three-month period ended March 31, 2003
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Revenues:
Subscriber	$—	$—	$61,275	$—	$61,275
Roaming	—	—	19,676	—	19,676
Merchandise sales	—	—	4,435	—	4,435
Other revenue	6,550	—	286	(4,372)	2,464

Total revenues	6,550	—	85,672	(4,372)	87,850
Expenses:
Cost of service	663	—	50,770	(517)	50,916
Merchandise cost of goods sold	—	—	6,674	—	6,674
General and administrative	4,733	—	3,496	(2,907)	5,322
Sales and marketing	1,154	—	16,882	(737)	17,299
Non-cash stock compensation	935	—	51	—	986
Depreciation and amortization	654	—	15,630	—	16,284
Asset abandonment charge	—	—	—	—	—

Total operating expense	8,139	—	93,503	(4,161)	97,481

Operating income (loss)	(1,589)	—	(7,831)	(211)	(9,631)

Other income (expense), net	(10,149)	325	(1,993)	—	(11,817)
Equity in income (losses) of unconsolidated subsidiaries	(45,697)	154	(37,127)	45,723	(36,947)

Net income (loss) from continuing operations	(57,435)	479	(46,951)	45,512	(58,395)
Income from discontinued operations, net	—	712	—	211	923

Net income (loss)	$(57,435)	$1,191	$(46,951)	$45,723	$(57,472)

Statement of Operations for US Unwired (excluding IWO Operations) (Unaudited)

	Year ended December 31, 2003
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Revenues:
Subscriber	$—	$—	$252,830	$—	$252,830
Roaming	—	—	93,541	—	93,541
Merchandise sales	—	—	16,177	—	16,177
Other revenue	30,816	—	1,169	(21,665)	10,320

Total revenues	30,816	—	363,717	(21,665)	372,868
Expenses:
Cost of service	2,943	—	204,669	(2,185)	205,427
Merchandise cost of goods sold	—	—	33,006	—	33,006
General and administrative	24,193	—	17,574	(16,139)	25,628
Sales and marketing	3,680	—	57,256	(2,335)	58,601
Non-cash stock compensation	2,338	—	66	—	2,404
Depreciation and amortization	2,758	—	61,795	—	64,553
Asset abandonment charge	—	—	—	—	—

Total operating expense	35,912	—	374,366	(20,659)	389,619

Operating income (loss)	(5,096)	—	(10,649)	(1,006)	(16,751)

Other income (expense), net	(44,225)	1,418	(7,815)	—	(50,622)
Equity in income (losses) of unconsolidated subsidiaries	(109,938)	392	(95,560)	112,457	(92,649)

Income (loss) before income tax benefit	(159,259)	1,810	(114,024)	111,451	(160,022)
Income tax benefit	(531)	—	—	—	(531)

Net income (loss) from continuing operations	(158,728)	1,810	(114,024)	111,451	(159,491)
Income from discontinued operations, net	—	1,500	—	1,006	2,506

Net income (loss)	$(158,728)	$3,310	$(114,024)	$112,457	$(156,985)

Statement of Operations for US Unwired (excluding IWO Operations)

	Year ended December 31, 2002
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Revenues:
Subscriber	$—	$—	$228,135	$—	$228,135
Roaming	—	—	144,071	—	144,071
Merchandise sales	—	—	12,211	—	12,211
Other revenue	29,428	—	1,430	(23,127)	7,731

Total revenues	29,428	—	385,847	(23,127)	392,148
Expenses:
Cost of service	6,135	—	259,238	(4,836)	260,537
Merchandise cost of goods sold	—	—	27,587	—	27,587
General and administrative	18,638	—	15,207	(12,837)	21,008
Sales and marketing	4,655	—	77,378	(3,386)	78,647
Non-cash stock compensation	4,143	—	206	—	4,349
Depreciation and amortization	4,820	—	59,406	—	64,226
IWO impairment expense	—	—	—	—	—

Total operating expense	38,391	—	439,022	(21,059)	456,354

Operating income (loss)	(8,963)	—	(53,175)	(2,068)	(64,206)
Other income (expense), net	(37,473)	912	(8,616)	—	(45,177)
Equity in income (losses) of unconsolidated subsidiaries	(537,055)	447	(481,497)	535,957	(482,148)

Income (loss) before income tax benefit	(583,491)	1,359	(543,288)	533,889	(591,531)
Income tax benefit	(781)	—	—	—	(781)

Net income (loss) from continuing operations	(582,710)	1,359	(543,288)	533,889	(590,750)
Income from discontinued operations, net	—	6,204	—	2,068	8,272

Net income (loss)	$(582,710)	$7,563	$(543,288)	$535,957	$(582,478)

Statement of Cash Flows for US Unwired (excluding IWO Operations)

	Three-month period ended March 31, 2004
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(2,120)	$48	$20,756	$—	$18,684

Cash flows from investing activities:
Payments for the purchase of equipment	(95)	—	(3,679)	—	(3,774)
Proceeds from the sale of assets	41,542	—	18	—	41,560
Distribution from unconsolidated affiliates	—	500	—	—	500
Disbursement of intercompany note	20,124	(600)	—	(19,524)	—

Net cash provided by (used in) investing activities	61,571	(100)	(3,661)	(19,524)	38,286

Cash flows from financing activities:
Proceeds from long-term debt	600	—	5,550	(6,150)	—
Principal payments of long-term debt	(13,612)	(14)	(25,789)	25,674	(13,741)

Net cash provided by (used in) financing activities	(13,012)	(14)	(20,239)	19,524	(13,741)

Net increase (decrease) in cash and cash equivalents	46,439	(66)	(3,144)	—	43,229
Cash and cash equivalents at beginning of period	60,424	911	3,521	—	64,856

Cash and cash equivalents at end of period	$106,863	$845	$377	$—	$108,085

Statement of Cash Flows for US Unwired (excluding IWO Operations)

	Three-month period ended March 31, 2003
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(1,395)	$1,077	$25,669	$—	$25,351

Cash flows from investing activities:
Payments for the purchase of equipment	(52)	(31)	(5,167)	—	(5,250)
Proceeds from the sale of assets	—	350	—	—	350
Disbursement of intercompany note	19,254	(3,565)	—	(15,689)	—

Net cash provided by (used in) investing activities	19,202	(3,246)	(5,167)	(15,689)	(4,900)

Cash flows from financing activities:
Proceeds from long-term debt	4,345	—	12,000	(16,345)	—
Principal payments of long-term debt	(833)	(10)	(31,363)	32,034	(172)

Net cash provided by (used in) financing activities	3,512	(10)	(19,363)	15,689	(172)

Net increase (decrease) in cash and cash equivalents	21,319	(2,179)	1,139	—	20,279

Cash and cash equivalents at beginning of period	23,025	2,605	1,347	—	26,977

Cash and cash equivalents at end of period	$44,344	$426	$2,486	$—	$47,256

Statement of Cash Flows for US Unwired (excluding IWO Operations)

	Year ended December 31, 2003
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$2,376	$5,757	$63,820	$—	$71,953

Cash flows from investing activities:
Payments for the purchase of equipment	(378)	(54)	(16,836)	—	(17,268)
Proceeds from the sale of assets	—	350	—	—	350
Distribution from unconsolidated affiliates	—	250	—	—	250
Disbursement of intercompany note	44,366	(7,938)	—	(36,428)	—

Net cash provided by (used in) investing activities	43,988	(7,392)	(16,836)	(36,428)	(16,668)

Cash flows from financing activities:
Proceeds from long-term debt	8,717	—	46,550	(55,267)	—
Principal payments of long-term debt	(14,994)	(59)	(91,360)	91,695	(14,718)
Debt issuance costs	(2,688)	—	—	—	(2,688)

Net cash provided by (used in) financing activities	(8,965)	(59)	(44,810)	36,428	(17,406)

Net increase (decrease) in cash and cash equivalents	37,399	(1,694)	2,174	—	37,879
Cash and cash equivalents at beginning of period	23,025	2,605	1,347	—	26,977

Cash and cash equivalents at end of period	$60,424	$911	$3,521	$—	$64,856

Statement of Cash Flows for US Unwired (excluding IWO Operations)

	Year ended December 31, 2002
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$10,315	$17,817	$(21,346)	$2,564	$9,350

Cash flows from investing activities:
Payments for the purchase of equipment	(2,120)	(1,078)	(65,590)	—	(68,788)
Acquisition of business, net of cash acquired	(61,990)	—	3,032	(2,564)	(61,522)
Proceeds from the sale of assets	303	—	10,016	—	10,319
Investments in unconsolidated affiliates	—	(699)	—	—	(699)
Disbursement of intercompany note	(59,770)	(17,798)	—	77,568	—

Net cash provided by (used in) investing activities	(123,577)	(19,575)	(52,542)	75,004	(120,690)

Cash flows from financing activities:
Proceeds from long-term debt	57,798	—	91,851	(109,649)	40,000
Proceeds from stock options exercised	282	—	—	—	282
Principal payments of long-term debt	(215)	(55)	(32,504)	32,081	(693)
Debt issuance costs	(762)	—	—	—	(762)

Net cash provided by (used in) financing activities	57,103	(55)	59,347	(77,568)	38,827

Net increase (decrease) in cash and cash equivalents	(56,159)	(1,813)	(14,541)	—	(72,513)
Cash and cash equivalents at beginning of period	79,184	4,418	15,888	—	99,490

Cash and cash equivalents at end of period	$23,025	$2,605	$1,347	$—	$26,977